Exhibit 99.1

Press Contact:	Investor Contact:
Trinseo	Trinseo
Matthew Cassidy	Andy Myers
Tel : +1 610-240-3264	Tel : +1 610-240-3221
Email: mcassidy@trinseo.com	Email: aemyers@trinseo.com

Trinseo Reports Second Quarter 2020 Financial Results

Second Quarter 2020 and Other Highlights

●	Net loss of $128 million and diluted EPS of ($3.36), inclusive of a $6 million pre-tax charge related to corporate restructuring costs; Adjusted EPS* of ($2.95)

●	Adjusted EBITDA* of negative $8 million, including a $43 million unfavorable impact from net timing and a $60 million to $65 million unfavorable impact from COVID-19

●

Continued liquidity-focused actions in response to COVID-19 including reduced capital spending, operating expenses, and working capital which resulted in second quarter cash from operations of $82 million, Free Cash Flow* of $58 million, quarter-ending cash and cash equivalents of $582 million, and Liquidity* of $953 million

	Three Months Ended
	June 30,
$millions, except per share data	2020	2019
Net Sales	$570	$952
Net Income (Loss)	(128)	28
EPS (Diluted) ($)	(3.36)	0.68
Adjusted Net Income (Loss)*	(113)	41
Adjusted EPS ($)*	(2.95)	0.99
EBITDA*	(17)	88
Adjusted EBITDA*	(8)	103

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income, all of which are non-GAAP measures, to Net Income, as well as a reconciliation of Free Cash Flow, Adjusted EPS and Liquidity, see Notes 2 and 3 to the financial statements included below.

BERWYN, Pa — July 29, 2020 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its second quarter 2020 financial results.

Commenting on the Company’s second quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “I am very proud of our employees as we continue to work safely to meet customer demand and adapt to challenging market conditions. Despite a historically low-demand environment, we achieved strong cash generation and quarter-ending liquidity by closely managing costs and working capital levels.”

Net sales of $570 million in the second quarter decreased 40% versus prior year. The decline in sales was split between lower sales volume and lower pricing from the pass through of lower raw material cost. Lower sales volume was a result of COVID-19 impacts, and was mainly in the Performance Plastics and Synthetic Rubber segments resulting from reduced sales in automotive and tire applications. Second quarter net loss of $128 million was $156 million below prior year net income while second quarter Adjusted EBITDA of negative $8 million, including an unfavorable net timing impact of $43 million, was $111 million below prior year. Lower year-over-year profitability was due mainly to the decline in sales volume as well as unfavorable net timing; these impacts were partially offset by lower fixed cost spending and utility costs. The COVID-19 pre-tax impact on profitability was approximately $60 million to $65 million in the second quarter and approximately $65 million to $70 million year-to-date.

Cash provided by operating activities for the second quarter was $82 million and capital expenditures were $24 million, resulting in Free Cash Flow for the quarter of $58 million. This reflected a $131 million decrease across accounts receivable, inventory, and accounts payable as a result of lower raw material prices as well as inventory reduction initiatives. The cash balance at the end of the quarter was $582 million. For a reconciliation of Free Cash Flow to cash provided by operating activities, see Note 3 below.

Bozich continued, “During the second quarter we observed significant volume declines from COVID-19, with trough conditions in April, most markedly in applications supporting automotive, tires, graphical paper and textiles. However, we saw significant end-market improvement as the quarter progressed, particularly in June, and this gives us confidence that the worst demand impacts from COVID-19 are behind us.”

Second quarter Results and Commentary by Business Segment

●	Latex Binders net sales of $165 million for the quarter decreased 28% versus prior year due mainly to the pass through of lower raw material costs as well as lower sales volume to graphical paper and textile applications as demand was impacted by COVID-19. Adjusted EBITDA of $17 million was $4 million lower than prior year mainly from lower sales volume which was partially offset by lower fixed and utility costs. Year-to-date sales volume to CASE applications increased 3% in comparison to prior year.

●	Synthetic Rubber net sales of $36 million for the quarter decreased 68% versus prior year. Lower sales volume, caused by weaker demand in the global tire market due to COVID-19, contributed to a 56% decline in net sales, with the remainder due mainly to raw material cost pass through. Adjusted EBITDA of negative $28 million, which included a $15 million unfavorable net timing impact, was $41 million below prior year due mainly to lower sales volume and net timing.

●	Performance Plastics net sales of $189 million for the quarter decreased 46% versus prior year. COVID-19 caused significant volume headwinds in automotive applications as many customers in Europe and North America shut down production in the first half of the quarter, which contributed to a 33% volume-related decline in net sales. Automotive applications have historically made up approximately 40% of Performance Plastics net sales. Adjusted EBITDA of negative $6 million included a $15 million unfavorable impact from net timing. This result was $40 million lower than prior year due to lower sales volume and net timing, which were partially offset by lower fixed costs. Year-to-date sales volume to Engineered Materials applications decreased approximately 12% in comparison to prior year.

●	Polystyrene net sales of $156 million for the quarter were 25% below prior year. Lower pricing from the pass through of lower raw material costs negatively impacted net sales by 39%. This was partially offset by higher sales volume in Europe from prior year destocking and higher demand to essential applications such as packaging and appliances in the current year. Adjusted EBITDA of $15 million was $1 million lower than prior year as higher sales volume was more than offset by unfavorable net timing and lower fixed cost absorption.

●	Feedstocks net sales of $24 million for the quarter were 57% below prior year due to lower styrene pricing as well as lower styrene-related sales volume. Adjusted EBITDA of negative $4 million, which included an unfavorable net timing impact of $8 million, was $3 million lower than prior year as unfavorable net timing variance was partially offset by lower fixed costs and higher styrene production.

●	Americas Styrenics Adjusted EBITDA of $14 million for the quarter was $26 million below prior year due mainly to lower styrene margins in North America as well as volume-related impacts from COVID-19.

Outlook

Commenting on the outlook for the remainder of 2020, Bozich said, “As the second quarter progressed we saw improved demand across many of the applications we serve, and so far in the third quarter we are seeing this momentum continue. While we are seeing significant improvement, the rate of recovery remains unknown. Regardless, we’ve taken actions to reduce operating costs and maximize liquidity and we will continue to manage this closely given the market uncertainty. In addition, we will continue to invest in the higher growth applications we previously outlined – CASE, Engineered Materials, and SSBR – so that we are better positioned to accelerate growth and cash generation.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its second quarter 2020 financial results on Thursday, July 30, 2020 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations. To register for this conference call, please use the following links:

●	Conference Call Registration – for those interested in asking questions during the Q&A session
●	Webcast Registration – for those interested in listening only

After registering, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register at least one day in advance to ensure you are connected for the full call.

Trinseo has posted its second quarter 2020 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until July 30, 2021.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.8 billion in net sales in 2019, with 17 manufacturing sites around the world, and approximately 2,700 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain “forward-looking statements” including, without limitation, statements concerning plans, objectives, goals, projections, expectations, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements may be identified by the use of words like “expect,” “estimate,” “will,” “may,” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on the Company’s current expectations and assumptions regarding the impact from the COVID-19 pandemic, the Company’s business, the economy and other future conditions. Specific factors that could cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, risks related to the ongoing impact of the COVID-19 pandemic and those discussed in the Company’s Annual Report for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”), in subsequent Quarterly Reports on Form 10-Q and in other filings and furnishings made by the Company with the SEC from time to time. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance. As a result of these or other factors, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and are not a guarantee of future performance. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$569.7	$951.8	$1,423.2	$1,964.9
Cost of sales	576.8	865.6	1,360.6	1,781.2
Gross profit (loss)	(7.1)	86.2	62.6	183.7
Selling, general and administrative expenses	58.3	71.4	135.8	140.3
Equity in earnings of unconsolidated affiliates	14.4	40.3	24.2	72.5
Impairment charges	—	—	38.3	—
Operating income (loss)	(51.0)	55.1	(87.3)	115.9
Interest expense, net	11.7	9.9	22.0	20.1
Other expense, net	1.0	1.5	2.6	5.5
Income (loss) before income taxes	(63.7)	43.7	(111.9)	90.3
Provision for income taxes	64.7	15.7	52.8	26.5
Net income (loss)	$(128.4)	$28.0	$(164.7)	$63.8
Weighted average shares- basic	38.2	40.8	38.4	41.0
Net income (loss) per share- basic	$(3.36)	$0.69	$(4.29)	$1.56
Weighted average shares- diluted	38.2	41.1	38.4	41.5
Net income (loss) per share- diluted	$(3.36)	$0.68	$(4.29)	$1.54

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$581.8	$456.2
Accounts receivable, net	432.2	570.8
Inventories	313.3	438.2
Other current assets	12.2	25.9
Investments in unconsolidated affiliates	212.3	188.1
Property, plant, equipment, goodwill, and other intangible assets, net	825.6	885.0
Right-of-use assets - operating	75.3	71.4
Total other assets	136.5	123.2
Total assets	$2,589.2	$2,758.8
Liabilities and shareholders’ equity
Current liabilities	435.6	527.6
Long-term debt, net	1,261.3	1,162.6
Noncurrent lease liabilities - operating	63.2	58.0
Other noncurrent obligations	370.3	341.7
Shareholders’ equity	458.8	668.9
Total liabilities and shareholders’ equity	$2,589.2	$2,758.8

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities
Cash provided by operating activities	$75.8	$234.0

Cash flows from investing activities
Capital expenditures	(48.2)	(47.6)
Net cash received for asset and business acquisitions, net of cash acquired	0.1	—
Proceeds from the sale of businesses and other assets	11.9	0.7
Proceeds from the settlement of hedging instruments	51.6	—
Cash provided by (used in) investing activities	15.4	(46.9)

Cash flows from financing activities
Short-term borrowings, net	(5.4)	(2.3)
Purchase of treasury shares	(25.0)	(59.1)
Dividends paid	(31.2)	(33.8)
Proceeds from exercise of option awards	—	0.8
Withholding taxes paid on restricted share units	(0.6)	(4.0)
Repayments of 2024 Term Loan B	(3.4)	(3.5)
Net proceeds from draw on 2022 Revolving Facility	100.0	—
Cash provided by (used) in financing activities	34.4	(101.9)
Effect of exchange rates on cash	(0.5)	(1.6)
Net change in cash, cash equivalents, and restricted cash	125.1	83.6
Cash, cash equivalents, and restricted cash—beginning of period	457.4	452.3
Cash, cash equivalents, and restricted cash—end of period	$582.5	$535.9
Less: Restricted cash, included in "Other current assets"	(0.7)	(1.0)
Cash and cash equivalents—end of period	$581.8	$534.9

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Latex Binders	$164.9	$230.2	$384.0	$454.1
Synthetic Rubber	36.4	112.1	138.0	236.7
Performance Plastics	189.0	347.5	494.2	716.8
Polystyrene	155.8	207.1	338.6	435.6
Feedstocks	23.6	54.9	68.4	121.7
Americas Styrenics*	—	—	—	—
Total Net Sales	$569.7	$951.8	$1,423.2	$1,964.9

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	June 30,
(In millions, except per share data)	2020	2019
Net income (loss)	$(128.4)	$28.0
Interest expense, net	11.7	9.9
Provision for income taxes	64.7	15.7
Depreciation and amortization	34.8	34.7
EBITDA	$(17.2)	$88.3
Restructuring and other charges (a)	6.3	(0.3)	Selling, general, and administrative expenses
Acquisition transaction and integration net costs	(0.4)	0.7	Selling, general, and administrative expenses; Other expense, net
Other items (b)	3.0	14.1	Selling, general, and administrative expenses
Adjusted EBITDA	$(8.3)	$102.8
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	(8.3)	102.8
Interest expense, net	11.7	9.9
Provision for income taxes - Adjusted (c)	59.3	19.1
Depreciation and amortization - Adjusted (d)	33.6	33.1
Adjusted Net Income (Loss)	$(112.9)	$40.7
Adjusted EPS	$(2.95)	$0.99

Adjusted EBITDA by Segment:
Latex Binders	$17.0	$20.6
Synthetic Rubber	(27.7)	12.9
Performance Plastics	(5.6)	34.2
Polystyrene	14.8	16.2
Feedstocks	(3.5)	(0.6)
Americas Styrenics	14.4	40.3
Corporate unallocated	(17.7)	(20.8)
Adjusted EBITDA	$(8.3)	$102.8

(a)	Restructuring and other charges for the three months ended June 30, 2020 primarily relate to employee termination benefit charges as well as contract termination charges incurred in connection with the Company’s corporate restructuring program. The remainder of restructuring and other charges for the three months ended June 30, 2020 and restructuring and other charges for the three months ended June 30, 2019 primarily relate to decommissioning and employee termination benefit charges incurred in connection with the upgrade and replacement of our compounding facility in Terneuzen, The Netherlands as well as our decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy.

Note that the accelerated depreciation charges incurred as part of both the Company’s corporate restructuring program and the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(b)	Other items for the three months ended June 30, 2020 and 2019 primarily relate to advisory and professional fees incurred in conjunction with our initiative to transition business services from Dow, including certain administrative services such as accounts payable, logistics, and IT services. Also included within other items for the three months ended June 30, 2020 and 2019 are fees incurred in conjunction with certain of the Company’s strategic initiatives.

(c)	Adjusted to remove the tax impact of the items noted in (a), (b), and (d). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. The three months ended June 30, 2020 excludes a $2.4 million tax expense related to provision to return adjustments.

(d)	Amounts exclude accelerated depreciation of $1.2 million for the three months ended June 30, 2020 related to the shortening of the useful life of certain fixed assets related to the Company’s corporate restructuring program. The amounts exclude $1.6 million for the three months ended June 30, 2019 related to the shortening of the useful life of certain information technology assets related to the transition of business services from The Dow Chemical Company (noted in (b) above).

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow and Liquidity, as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow and Liquidity provide management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Cash provided by operating activities	$81.6	$80.8	$75.8	$234.0
Capital expenditures	(23.8)	(22.6)	(48.2)	(47.6)
Free Cash Flow	$57.8	$58.2	$27.6	$186.4

Liquidity

As of
June 30,
(In millions)	2020
Cash and cash equivalents	$581.8
Available borrowings under the accounts receivable securitization facility	110.3
Available borrowings under the revolving credit facility	261.0
Liquidity	$953.1